Exhibit 99.1

Date: Feb 7 @ 9:15 am PT

Author: Eric Yuan

Subject: [Important] Changes to Zoom

Zoomies,

Over the past few years, Zoom has become an indispensable source of connection for businesses and individuals as well as a globally recognized brand. Whether you have been at Zoom since the beginning or joined us more recently, you’ve played an important role in our evolution, and that makes today’s announcement particularly difficult. We have made the tough but necessary decision to reduce our team by approximately 15% and say goodbye to around 1,300 hardworking, talented colleagues.

I know this is a difficult message to hear, and certainly not one I ever wanted to deliver. If you are a US-based employee who is impacted, you will receive an email to your Zoom and personal inboxes in the next 30 minutes that reads [IMPACTED] Departing Zoom: What You Need to Know. Non-US employees will be notified following local requirements. For those Zoomies waking up to this news or reading this after normal work hours, I am sorry you are finding out this way but we felt it was best to notify all impacted Zoomies as soon as possible.

How we got here

We built Zoom to remove the friction that businesses felt when collaborating. Our trajectory was forever changed during the pandemic when the world faced one of its toughest challenges, and I am proud of the way we mobilized as a company to keep people connected. To make this possible, we needed to staff up rapidly to support the quick rise of users on our platform and their evolving needs. Within 24 months, Zoom grew 3x in size to manage this demand while enabling continued innovation.

We worked tirelessly and made Zoom better for our customers and users. But we also made mistakes. We didn’t take as much time as we should have to thoroughly analyze our teams or assess if we were growing sustainably, toward the highest priorities.

As the world transitions to life post-pandemic, we are seeing that people and businesses continue to rely on Zoom. But the uncertainty of the global economy, and its effect on our customers, means we need to take a hard—yet important—look inward to reset ourselves so we can weather the economic environment, deliver for our customers and achieve Zoom’s long-term vision.

Steps we are taking

Each organization across Zoom will be impacted by these changes. We did not take a single departure lightly – our leadership carefully examined and made decisions based on critical priorities for long-term growth, and also looked for functions that have become overly complex or duplicative. Some teams will also be adjusting their structures to allow us to better invest in the opportunities ahead. But today we are focused on supporting those leaving Zoom and making the transition as respectful and compassionate as possible.

As the CEO and founder of Zoom, I am accountable for these mistakes and the actions we take today– and I want to show accountability not just in words but in my own actions. To that end, I am reducing my salary for the coming fiscal year by 98% and foregoing my FY23 corporate bonus. Members of my executive leadership team will reduce their base salaries by 20% for the coming fiscal year while also forfeiting their FY23 corporate bonuses.

Supporting departing Zoomies

I want to focus on what matters most; you. We know that getting this news by email is not ideal. Impacted employees will also receive outreach from a leader in your organization offering to have a 1:1 check-in should you want it; they are here to offer support during this transition.

Departing full-time Zoomies in the U.S. will be offered the following support:

•	Up to 16 weeks’ salary and healthcare coverage

•	Payment of your earned FY’23 annual bonus based on company performance

•	RSU and stock option vesting for 6 months for US employees and through August 9, 2023 for non-US employees

•	Outplacement services that include 1:1 coaching, workshops, networking groups, and more

Support for Zoomies outside the U.S. will be similar and will take into account local laws.

If you are departing, please know that you will always be part of the Zoom family, and we are here to support you as you navigate what’s next. Your dedication and talent will be amazing assets to any company, and I am deeply appreciative that you shared that talent with Zoom.

Zoom’s future & my commitment

We are humbled to be realizing Zoom’s platform vision, but we still have a lot of hard work ahead of us to ensure we’re delivering an experience that enables a new kind of productivity – one that brings all the best tools and applications for modern, engaging collaboration into one destination. While we have to take these steps today, we will continue to invest in key strategic areas to help us reach our vision.

My commitment to you is that we will make sure the changes we are making to our team today are not made in vain. We will learn from the past to set ourselves up for future success, and redouble our efforts to help evolve Zoom to tomorrow.

As always, thank you, Zoomies. I am grateful for your imprint on Zoom’s legacy.

Eric